Exhibit 99.1

ENTERCOM ANNOUNCES EUGENE LEVIN STEPPING DOWN AS

PRINCIPAL ACCOUNTING OFFICER AND CONTROLLER

PHILADELPHIA, PA – December 3, 2018 – Entercom today announced that Eugene Levin will step down as Principal Accounting Officer and Controller, effective December 31, 2018. Mr. Levin, age 68, has served as Entercom’s Controller since 1977, Treasurer from 1988 through July 2018 and as its Principal Accounting Officer since 2007. Mr. Levin will continue to work for the company on a consulting basis.

“We are deeply thankful for Gene’s service to the company during his 40+ year career at Entercom,” said David Field, President and Chief Executive Officer, Entercom. “He has made an enormous contribution since the company’s early days through his leadership, knowledge, expertise and indefatigable work ethic. We will miss him.”

James Hamill, the company’s Assistant Controller and Treasurer, has been appointed to serve as the interim Principal Accounting Officer and Controller. Prior to joining Entercom, Mr. Hamill spent eight years with KPMG, last serving as a Senior Manager, and several years as the Assistant Controller for a large public company in the energy sector. He is a CPA and a graduate of Wake Forest University.

CONTACT:

Jennifer Morales

Entercom

212-649-9685

Jennifer.Morales@Entercom.com

@EntercomPR

About Entercom Communications Corp.

Entercom Communications Corp. (NYSE: ETM) is a leading American media and entertainment company reaching and engaging over 170 million people each month through its premier collection of highly rated, award winning radio stations, digital platforms and live events. As one of the country’s two largest radio broadcasters, Entercom offers integrated marketing solutions and delivers the power of local connection on a national scale with coverage of close to 90% of persons 12+ in the top 50 markets. Entercom is the #1 creator of live, original, local audio content and the nation’s unrivaled leader in news and sports radio. Learn more about Philadelphia-based Entercom at www.entercom.com, Facebook and Twitter (@Entercom).

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